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                                                                Exhibit 8.1

                                [Letterhead of]

                                KING & SPALDING

                                                              March 9, 2000

Ladies and Gentlemen:

   We have acted as special counsel for Sprint Corporation, a Kansas corporation ("Sprint"), in connection with the proposed merger (the "Merger") of Sprint with and into MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom"), pursuant to an Amended and Restated Agreement and Plan of Merger dated as of March 8, 2000 (the "Merger Agreement"), by and between Sprint and MCI WorldCom under which each issued and outstanding share of the capital stock of Sprint will be converted into capital stock of MCI WorldCom. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

   In that connection, you have requested our opinion regarding the material United States federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus of Sprint and MCI WorldCom dated as of March 9, 2000, (the "Proxy Statement/ Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our examination of such documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all the documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof; that the originals are authentic; that all such documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; and that each executed document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are and will remain true, correct and complete, (iii) the factual representations made to us by Sprint and MCI WorldCom in their respective letters to us each dated March 9, 2000, and delivered to us for purposes of this opinion are and will remain true, correct and complete (such letters, the "Representation Letters"), and (iv) that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the documents have been or will be performed or satisfied in accordance with their terms in all material respects. We have relied upon the factual representations contained in the Representation Letters without independent verification. If any of the above-described assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

   Based upon the foregoing, in our opinion, for United States federal income tax purposes, (i) the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code, (ii) MCI WorldCom and Sprint will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (iii) the MCI WorldCom Relevant Stock received in the Merger by holders of Sprint Common Stock is property permitted to be received under Section 354 of the Code without the recognition of gain. In addition, we confirm our opinion with respect to the material United States federal income tax consequences of the Merger to Sprint stockholders described in the Proxy Statement/Prospectus under the heading "Material U.S. Federal Income Tax Consequences".
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   The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, the statements contained in the Representation Letters, and the assumptions referred to above, all of which we have assumed will be true, correct and complete as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the United States federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the Representation Letters, or the assumptions referred to above is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

   We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Proxy Statement/Prospectus and to the reference to our firm name in the Proxy Statement/Prospectus under the heading "Material U.S. Federal Income Tax Consequences." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or any entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Merger Agreement).

                                          Very truly yours,

                                          /s/ King & Spalding

Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205